                                                        EXHIBIT 15




August 12, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  ANSYS, Inc. and Subsidiaries

1. Form S-8 (Registration No. 333-8613) 1996 Stock Option and Grant Plan Employee Stock Purchase Plan, as Amended


Ladies & Gentlemen:

We are aware that our report dated July 14, 1998 on our review of the interim financial information of ANSYS, Inc. and Subsidiaries for the three-month and six-month periods ended June 30, 1998 is incorporated by reference in the registration statement referred to above. Pursuant to Rule 436 (c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



Very truly yours,

/s/ PricewaterhouseCoopers LLP
-----------------------------